Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President — Finance and Treasurer	Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408
LIZ CLAIBORNE INC. REPORTS 1st QUARTER RESULTS
•	Reports Q1 GAAP Loss per Share from Continuing Operations of ($0.67) and Adjusted Loss Per Share of ($0.38)

•	Reports Total Debt of $591 Million, a $163 Million Decrease Compared to Q1 2009

•	Realizes Cash Flow from Continuing Operating Activities for the Latest Twelve Months of $216 Million

•	Executes $350 Million 4 1/4 Year Amended and Extended Revolving Credit Facility
New York, NY — May 6, 2010 — Liz Claiborne Inc. (NYSE:LIZ) today announced earnings for the first quarter 2010. Unless otherwise noted, references to loss from continuing operations, net loss and adjusted loss or income from continuing operations and associated per share amounts refer to such amounts attributable to Liz Claiborne Inc. For the first quarter of 2010 and on a GAAP basis, the loss per share from continuing operations was ($0.67) compared to a loss per share from continuing operations of ($0.91) for the first quarter of 2009. Adjusted loss per share from continuing operations for the first quarter was ($0.38) compared to an adjusted loss per share from continuing operations of ($0.36) for the first quarter of 2009. Net sales for the first quarter were $608 million, a decrease of $167 million, or 21.5%, from the comparable 2009 period. Excluding the impact of a $52 million decrease in net sales of the Liz Claiborne family of brands resulting from the transition to the licensing models under the JCPenney and QVC arrangements, net sales decreased $115 million, or 14.8%.
The adjusted results for the first quarter 2010 and 2009 exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities and non-cash goodwill impairment charges. The Company believes that the adjusted results for the first quarter 2010 and 2009 represent a more meaningful presentation of its historical operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information”, provide a full reconciliation of actual results to the adjusted results.
William L. McComb, Chief Executive Officer of Liz Claiborne Inc., said: “Our financial results in the first quarter were generally in-line with the guidance we provided in February. We saw improved comp store sales and gross margins at Juicy Couture and kate spade in the quarter. In contrast, Lucky Brand is undergoing a significant merchandising and operational recalibration which negatively impacted first quarter results. CEO Dave DeMattei and his new management team have hit the ground running and have been rapidly implementing changes at Lucky in inventory management, product assortments, and visual merchandising. On today’s call, we are pleased to introduce Dave to you to share the work he’s done in his first 100 days and his initial thoughts on a go-forward strategy for Lucky. As expected, the Mexx business in Europe posted a significant loss during the quarter but the new management team continues to make progress in the execution of the turnaround strategy that Mexx CEO Thomas Grote outlined on our February call.”

Mr. McComb continued, “During the quarter, we continued to strengthen our balance sheet which reflects total debt of $591 million, a $163 million decrease compared to the first quarter of 2009. Our inventories are in excellent shape as we achieved a 28% reduction in the quarter compared to last year. We also continue our focus on expense management as we achieved expense levels well below expectations. Cash flow from continuing operating activities was $216 million for the latest twelve months, including the receipt of $165 million in net income tax refunds, resulting in availability of $248 million under our revolving credit facility at the end of the quarter. Importantly, the $350 million amended and restated revolving credit facility announced today is a 4 1/4 year deal, contains improved terms and pricing and replaces the springing fixed charge coverage covenant in the prior facility with a minimum availability covenant of $45 million. This new facility further enhances our liquidity and extends the average maturity of our debt.”
Mr. McComb concluded, “The balance of the year remains a story of execution as we evolve our business models. At Juicy, Lucky, and kate, we continue to focus on growing our brand franchises through great product and marketing along with greater emphasis on direct to consumer and international channels of distribution. In our Partnered Brands segment, we remain on track for a smooth transition in the third quarter to the new licensing models with JCPenney for our Liz Claiborne and Claiborne branded products and QVC for our LCNY branded products. Finally, Mexx Europe remains our biggest challenge and our biggest opportunity. We are seeing some early indications that Mexx is heading in the right direction, but overall visibility will remain low until the second half when new product assortments are in our retail stores and the consumer feedback loop begins.”
The Company will sponsor a conference call at 10:00 am EDT today to discuss its results for the first quarter of 2010. The dial-in number is 1-888-694-4676 with pass code 69907797. The web cast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available on the website. Additional information on the results of the Company’s operations is available in the Company’s Form 10-Q for the first quarter of 2010, filed with the Securities and Exchange Commission.
2010 Full Year Operating Goals and Assumptions and 2010 Second Quarter Guidance
On today’s conference call and associated slide presentation, we will be discussing full year 2010 adjusted operating goals and assumptions and second quarter 2010 adjusted guidance for net sales, gross margin, SG&A, operating income and EPS and will also provide additional perspective on the key drivers of these metrics.
FIRST QUARTER RESULTS
Overall Results
Net sales from continuing operations for the first quarter of 2010 were $608 million, a decrease of $167 million, or 21.5% from the first quarter of 2009, reflecting decreases in all of our segments. The impact of changes in foreign currency exchange rates in our international businesses increased net sales by $16 million, or 2.0%.
Gross profit as a percentage of net sales was 46.4% in the first quarter of 2010 compared to 44.8% in the comparable 2009 period, principally reflecting increased gross profit rates in our Domestic-

Based Direct Brands and Partnered Brands segments and an increased proportion of sales from the retail operations of our Domestic-Based Direct Brands segment, which runs at a higher gross profit rate than the Company average, partially offset by a decreased gross profit rate in our International-Based Direct Brands segment.
Selling, general & administrative expenses (“SG&A”) were $348 million, or 57.2% of net sales in the first quarter of 2010, compared to $421 million, or 54.4% of net sales in the first quarter of 2009. The increase in SG&A as a percentage of net sales was primarily due to the decrease in net sales in the first quarter compared to last year. The $73 million decrease in SG&A primarily reflecting the following:
•	a $15 million decrease associated with our International-Based Direct Brands segment;

•	a $44 million decrease associated with our Partnered Brands segment and corporate SG&A;

•	a $17 million decrease in expenses associated with our streamlining initiatives and brand-exiting activities;

•	an $8 million decrease in our Domestic-Based Direct Brands segment; and

•	an $11 million increase due to the impact of changes in foreign currency exchange rates in our international businesses.
Goodwill impairment in the first quarter of 2009 was $2 million, representing additional purchase price and an increase to goodwill related to our then estimated contingent earn-out payment to the former owners of Mac & Jac due in the second quarter of 2009. Based on economic circumstances and other factors, we concluded that the goodwill recorded as a result of the estimated settlement of the contingency was impaired and recorded an impairment charge in our Partnered Brands segment.
Operating loss was ($66) million ((10.9)% of net sales) in the first quarter of 2010 compared to a loss of ($76) million ((9.8%) of net sales) in the first quarter of 2009, including $14 million of expenses associated with our streamlining initiatives and brand-exiting activities in the first quarter of 2010, compared to $33 million in the first quarter of 2009. Adjusted operating loss in the first quarter of 2010 was ($52) million ((8.5)% of net sales) compared to an adjusted operating loss of ($42) million ((5.4%) of net sales) in 2009. The impact of changes in foreign currency exchange rates in our international businesses increased first quarter operating loss by $2 million.
Other income, net was $20 million in the first quarter of 2010, compared to $6 million in the first quarter of 2009, primarily reflecting the impact of the partial de-designation of the hedge of our investment in euro functional currency subsidiaries, which resulted in the recognition of a foreign currency translation gain of $18 million on our euro-denominated notes within earnings in the first quarter of 2010 compared to a gain of $6 million in the first quarter of 2009.
Provision for income taxes was $2 million in the first quarter of 2010, compared to $1 million in the first quarter of 2009. The income tax provision for the first quarter of 2010 primarily represents increases in deferred tax liabilities for indefinite-lived intangible assets, current tax on operations and an increase in the accrual for uncertain tax positions. The income tax provision for the first quarter of 2009 primarily represents increases in deferred tax liabilities for indefinite-lived intangible assets and an increase in the accrual for uncertain tax positions.
Loss from continuing operations in the first quarter of 2010 was ($63) million, or ($0.67) per share, compared to a loss from continuing operations in the first quarter of 2009 of ($85) million, or ($0.91) per share. Adjusted loss per share from continuing operations in the first quarter of 2010 was ($0.38) compared to adjusted loss per share from continuing operations of ($0.36) in the first quarter of 2009.

Net loss in the first quarter of 2010 was ($72) million, inclusive of losses related to discontinued operations of ($9) million, compared to a net loss of ($91) million, inclusive of losses related to discontinued operations of ($6) million, in the first quarter of 2009. Loss per share was ($0.76) in the first quarter of 2010 compared to a loss per share of ($0.97) in the first quarter of 2009.
Balance Sheet and Cash Flow
Inventories decreased 28% to $313 million compared to the first quarter of 2009, primarily due to conservative inventory management, including adjusting inventory levels to sales and the impact of brands exited, sold or licensed. The impact of changes in foreign currency exchange rates decreased inventories by approximately $10 million, or 2.3% in the first quarter of 2010, compared to the first quarter of 2009.
Accounts receivable decreased 34% to $253 million in the first quarter of 2010 compared to the first quarter of 2009, primarily due to sales decreases in our International-Based Direct Brands and Partnered Brands segments and the impact of brands exited, sold or licensed. The impact of changes in foreign currency exchange rates decreased accounts receivable by approximately $2 million, or 0.5%, in the first quarter of 2010 compared to the first quarter of 2009.
Cash flow from continuing operating activities for the last twelve months was $216 million, including the receipt of $165 million in net income tax refunds. In the second quarter of 2010, as a result of reduced sourcing due to our licensing agreements with JCPenney and QVC for Liz Claiborne branded products, we refunded $24 million to Li & Fung.
Debt outstanding decreased $163 million to $591 million compared to $754 million at the end of the first quarter of 2009, inclusive of a $3 million increase due to changes in foreign currency exchange rates. We ended the quarter with $13 million in cash compared to $41 million in cash at the end of the first quarter of 2009.
Segment Highlights
Domestic-Based Direct Brands segment — consists of the specialty retail, outlet, wholesale apparel, wholesale non-apparel (including accessories, jewelry, and handbags), e-commerce and licensing operations of our three domestic retail-based operating segments: Juicy Couture, kate spade and Lucky Brand.
Net sales in our Domestic-Based Direct Brands segment in the first quarter were $243 million, decreasing $17 million, or 6.4%.
Net sales for Juicy Couture were $117 million, a 12.0% decrease compared to 2009, primarily driven by decreases in wholesale apparel and non-apparel, partially offset by an increase in outlet. Store counts and key operating metrics are as follows:
—	We ended the quarter with 66 specialty stores and 31 outlet stores, reflecting the net addition over the last 12 months of 3 specialty stores and the net closure of 2 outlet stores;

—	Average retail square footage in the first quarter was approximately 328 thousand square feet, a 3% increase compared to 2009;

—	Sales per square foot for comparable stores for the latest twelve months were $819; and

—	Comparable store sales increased 4% in the first quarter.

Net sales for Lucky Brand were $92 million, a 5.5% decrease compared to 2009, primarily driven by a decrease in specialty retail, partially offset by an increase in outlet. Store counts and key operating metrics are as follows:
—	We ended the quarter with 192 specialty stores and 46 outlet stores, reflecting the net closure over the last 12 months of 1 specialty store and the net addition of 8 outlet stores;

—	Average retail square footage in the first quarter was approximately 597 thousand square feet, a 5% increase compared to 2009;

—	Sales per square foot for comparable stores for the latest twelve months were $420; and

—	Comparable store sales decreased 10% in the first quarter.
Net sales for kate spade were $34 million, a 15.1% increase compared to 2009, primarily driven by increases in specialty retail and outlet. Store counts and key operating metrics are as follows:
—	We ended the quarter with 38 specialty stores and 29 outlet stores, reflecting the net closure over the last 12 months of 9 specialty stores and the net addition of 1 outlet store;

—	Average retail square footage in the first quarter was approximately 139 thousand square feet, a 10% decrease compared to 2009;

—	Sales per square foot for comparable stores for the latest twelve months were $611; and

—	Comparable store sales increased 20% in the first quarter.
Domestic-Based Direct Brands segment operating loss in the first quarter was ($10) million ((4.1)% of net sales), compared to an operating loss of ($21) million ((8.2)% of net sales) in 2009. Domestic-Based Direct Brands segment adjusted operating loss in the first quarter was ($5) million ((2.1)% of net sales), compared to an adjusted operating loss of ($11) million ((4.2)% of net sales) in 2009.
International-Based Direct Brands segment — consists of the specialty retail, outlet, concession, wholesale apparel, wholesale non-apparel (including accessories, jewelry and handbags), e-commerce and licensing operations of Mexx, our international retail-based operating segment.
Net sales in our International-Based Direct Brands segment were $181 million, a $27 million, or 13.1%, decrease compared to 2009, primarily driven by decreases in Mexx Europe wholesale and retail and Mexx Canada wholesale, partially offset by increases in Mexx Canada retail. Excluding the impact of changes in foreign currency exchange rates, net sales for Mexx decreased 19.4% compared to last year. Store counts and key operating metrics are as follows:
—
We ended the quarter with 159 specialty stores, 93 outlets and 186 concessions, reflecting the net addition over the last 12 months of 23 specialty stores and the net closure of 6 outlet stores and 47 concessions (inclusive of the conversion of 29 concessions to specialty retail formats);

—	Average retail square footage in the first quarter was approximately 1.540 million square feet, a 5% increase compared to 2009;

—	Sales per square foot for comparable stores for the latest twelve months were $341; and

—	Comparable store sales decreased 7% in the first quarter.
International-Based Direct Brands segment operating loss in the first quarter was ($29) million ((16.3)% of net sales), compared to an operating loss of ($17) million ((8.2)% of net sales) in 2009. International-Based Direct Brands segment adjusted operating loss in the first quarter was ($28) million ((15.4)% of net sales), compared to an adjusted operating loss of ($13) million ((6.4)% of net sales) in 2009.

Partnered Brands segment — consists of one operating segment including the wholesale apparel, wholesale non-apparel, specialty retail, outlet, e-commerce and licensing operations of our wholesale-based brands.
Net sales in our Partnered Brands segment decreased $123 million, or 40.0%, in the first quarter to $184 million. The $123 million decrease in net sales in our Partnered Brands segment primarily reflected: (i) a $52 million decrease in our Liz Claiborne family of brands resulting from the transition to the licensing models under the JCPenney and QVC arrangements; and (ii) decreases in our licensed DKNY® Jeans and DKNY® Active businesses and outlet. Store counts and key operating metrics are as follows:
—	We ended the quarter with 92 US outlet stores, reflecting the net closure over the last 12 months of 1 outlet store;

—	Average retail square footage of US outlet stores in the first quarter was approximately 854 thousand square feet, a 4% decrease compared to 2009;

—	Sales per square foot for comparable US outlet stores for the latest twelve months were $112; and

—	Comparable US outlet store sales decreased 31% in the first quarter.
Partnered Brands segment operating loss in the first quarter was ($27) million ((14.4)% of net sales), compared to an operating loss of ($38) million ((12.4)% of net sales) in 2009. Partnered Brands segment adjusted operating loss in the first quarter was ($19) million ((10.3)% of net sales), compared to an adjusted operating loss of ($18) million ((5.8)% of net sales) in 2009.
About Liz Claiborne Inc.
Liz Claiborne Inc. designs and markets a global portfolio of retail-based premium brands including Juicy Couture, kate spade, Lucky Brand and Mexx. The Company also has a refined group of department store-based brands with strong consumer franchises including the Monet family of brands, Kensie, Kensiegirl, Mac & Jac, and the licensed DKNY® Jeans, DKNY® Active and DKNY® Mens brands. The Dana Buchman and Axcess brands are sold at Kohl’s, and beginning in Fall 2010, the Liz Claiborne and Claiborne brands will be available at JCPenney and the Liz Claiborne New York brand designed by Isaac Mizrahi will be available at QVC. Liz Claiborne New York will also be available at Company-owned outlet stores and internationally. Visit www.lizclaiborneinc.com for more information.
Liz Claiborne Inc. Forward-Looking Statement
Statements contained herein that relate to the Company’s future performance, financial condition, liquidity or business or any future event or action are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast” or “currently envisions” and similar phrases. Such statements are based on current expectations only, are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some risks and uncertainties involve factors beyond the Company’s control. Among the risks and uncertainties are the following: our ability to continue to have the liquidity necessary, through cash flows from operations and availability under our amended and restated revolving credit facility, which may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to maintain established levels of availability under, and to comply with the other covenants included in, our amended and restated revolving credit facility and the borrowing base requirement in our amended and restated revolving credit facility that limits the amount of borrowings we may make based on a formula of, among other things, eligible accounts receivable and inventory; the minimum availability covenant in our amended and restated revolving credit facility that requires us to maintain availability in excess of an agreed upon level and whether holders of our Convertible Notes issued in June 2009 will, if and when such notes are convertible, elect to convert a substantial portion of such notes, the par value of which we must currently settle in cash; general economic conditions in the United States, Europe and other parts of the world; levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours; continued restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed; changes in the cost of raw materials, labor, advertising and transportation; our dependence on a limited number of large US department store customers, and the risk of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry and financial difficulties at our larger department store customers; our ability to successfully implement our long-term strategic plans; our ability to effect a turnaround of our MEXX Europe business; our ability to respond to constantly changing consumer demands and tastes and fashion trends, across multiple product lines, shopping channels and geographies; our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees, both union and non-union; our ability to adequately establish, defend and protect our trademarks and other proprietary rights; our ability to successfully develop or acquire new product lines or enter new markets or product categories, and risks related to such new lines, markets or categories; risks associated with the implementation of the licensing arrangements with J.C. Penney Corporation, Inc. and J.C. Penney Company, Inc. and with QVC, Inc., including, without limitation, our ability to efficiently change our operational model and infrastructure as a result of such licensing arrangements, our ability to continue a good working relationship with these licensees and possible changes in our other brand relationships or relationships with other retailers as a result; the outcome of current and future litigations and other proceedings in which we are involved, which may have a material adverse effect on our results of operations and cash flows; the impact of the highly competitive nature of the markets within which we operate, both within the US and abroad; our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices; risks associated with our agreement with Li & Fung Limited, which results in a single foreign buying/sourcing agent for a significant portion of our products; a variety of legal, regulatory, political and economic risks, including risks related to the importation and exportation of product to which our international operations are subject; our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products but political activity seeking to re-impose quota has been initiated or threatened; our exposure to domestic and foreign currency fluctuations; limitations on our ability to utilize all or a portion of our US deferred tax assets if we experience an “ownership change”; and such other factors as are set forth in the Company’s 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission and the Company’s Quarterly Report on Form 10-Q for the period ended April 3, 2010, which the Company expects to file on May 6, 2010, in the section in each report entitled “Risk Factors”. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(All amounts in thousands, except per common share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	April 3, 2010	% of	April 4, 2009	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales
Net Sales	$608,478	100.0%	$775,301	100.0%
Cost of goods sold	326,257	53.6%	428,310	55.2%

Gross Profit	282,221	46.4%	346,991	44.8%
Selling, general & administrative expenses	348,265	57.2%	421,456	54.4%
Goodwill impairment	—	—	1,898	0.2%

Operating Loss	(66,044)	(10.9)%	(76,363)	(9.8)%
Other income, net	19,793	3.3%	5,913	0.8%
Interest expense, net	(15,452)	(2.5)%	(13,882)	(1.8)%

Loss Before Provision for Income Taxes	(61,703)	(10.1)%	(84,332)	(10.9)%
Provision for income taxes	1,584	0.3%	1,260	0.2%

Loss from Continuing Operations	(63,287)	(10.4)%	(85,592)	(11.0)%
Discontinued operations, net of income taxes	(8,751)		(6,156)

Net Loss	(72,038)		(91,748)
Net loss attributable to the noncontrolling interest	(258)		(369)

Net Loss Attributable to Liz Claiborne, Inc.	$(71,780)		$(91,379)

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(0.67)		$(0.91)

Net Loss Attributable to Liz Claiborne, Inc.	$(0.76)		$(0.97)

Weighted Average Shares, Basic and Diluted (1)	94,170		93,771

(1)
Because the Company incurred a loss from continuing operations for the three months ended April 3, 2010 and April 4, 2009, all potentially dilutive shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.
CONSOLIDATED BALANCE SHEETS
(All amounts in thousands)
(Unaudited)

	April 3, 2010	April 4, 2009
Assets
Current Assets:
Cash and cash equivalents	$13,127	$41,457
Accounts receivable — trade, net	252,799	384,186
Inventories, net	313,033	436,131
Deferred income taxes	407	8,116
Other current assets	113,022	119,575
Assets held for sale	15,070	16,649

Total current assets	707,458	1,006,114

Property and Equipment, Net	417,896	524,796
Intangibles, Net	229,843	249,244
Deferred Income Taxes	8,543	2,164
Other Assets	32,738	32,986

Total Assets	$1,396,478	$1,815,304

Liabilities and Stockholders’ Equity
Current Liabilities:
Short-term borrowings	$34,733	$267,966
Convertible Senior Notes	71,960	—
Other current liabilities	419,846	438,258

Total current liabilities	526,539	706,224

Long-Term Debt	484,224	485,929
Other Non-Current Liabilities	193,550	165,052
Deferred Income Taxes	27,311	38,422
Stockholders’ Equity	164,854	419,677

Total Liabilities and Stockholders’ Equity	$1,396,478	$1,815,304

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in thousands)
(Unaudited)

	Three Months Ended
	April 3, 2010	April 4, 2009
	(13 Weeks)	(13 Weeks)
Cash Flows from Operating Activities:
Net loss	$(72,038)	$(91,748)
Adjustments to arrive at loss from continuing operations	8,751	6,156

Loss from continuing operations	(63,287)	(85,592)

Adjustments to reconcile loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	36,571	38,262
Impairment of goodwill	—	1,898
Loss on asset disposals and impairments, including streamlining initiatives	2,016	9,318
Share-based compensation	1,772	1,894
Foreign currency gains, net	(19,023)	—
Other, net	161	(57)
Changes in assets and liabilities:
Decrease (increase) in accounts receivable — trade, net	4,907	(45,111)
Decrease in inventories, net	5,364	24,354
(Increase) decrease in other current and non-current assets	(3,829)	10,281
Decrease in accounts payable	(18,594)	(31,063)
(Decrease) increase in accrued expenses and other non-current liabilities	(60,029)	28,058
Net change in income tax assets and liabilities	160,397	101,487
Net cash provided by (used in) operating activities of discontinued operations	714	(7,895)

Net cash provided by operating activities	47,140	45,834

Cash Flows from Investing Activities:
Purchases of property and equipment	(9,612)	(18,659)
Payments for purchases of businesses	(5,000)	(5,000)
Payments for in-store merchandise shops	(401)	(1,225)
Investments in and advances to equity investee	(4,033)	—
Other, net	(32)	309
Net cash used in investing activities of discontinued operations	(484)	—

Net cash used in investing activities	(19,562)	(24,575)

Cash Flows from Financing Activities:
Short-term borrowings, net	(34,614)	27,958
Principal payments under capital lease obligations	(1,066)	(1,066)
Payment of deferred financing fees	(2,028)	(26,651)

Net cash (used in) provided by financing activities	(37,708)	241

Effect of Exchange Rate Changes on Cash and Cash Equivalents	2,885	(5,474)

Net Change in Cash and Cash Equivalents	(7,245)	16,026
Cash and Cash Equivalents at Beginning of Period	20,372	25,431

Cash and Cash Equivalents at End of Period	$13,127	$41,457

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)

	Three Months Ended		Three Months Ended
	April 3, 2010	% to	April 4, 2009	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
Domestic-Based Direct Brands	$242,861	39.9%	$259,536	33.5%
International-Based Direct Brands	181,162	29.8%	208,541	26.9%
Partnered Brands	184,455	30.3%	307,224	39.6%

Total Net Sales	$608,478	100.0%	$775,301	100.0%

	Three Months Ended		Three Months Ended
	April 3, 2010	% of	April 4, 2009	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales
OPERATING LOSS (a):
Domestic-Based Direct Brands	$(9,973)	(4.1)%	$(21,163)	(8.2)%
International-Based Direct Brands	(29,463)	(16.3)%	(17,191)	(8.2)%
Partnered Brands	(26,608)	(14.4)%	(38,009)	(12.4)%

Total Operating Loss	$(66,044)	(10.9)%	$(76,363)	(9.8)%

	Three Months Ended		Three Months Ended
	April 3, 2010	% to	April 4, 2009	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
Domestic	$396,831	65.2%	$529,755	68.3%
International	211,647	34.8%	245,546	31.7%

Total Net Sales	$608,478	100.0%	$775,301	100.0%

	Three Months Ended		Three Months Ended
	April 3, 2010	% of	April 4, 2009	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales
OPERATING LOSS:
Domestic	$(34,146)	(8.6)%	$(50,223)	(9.5)%
International	(31,898)	(15.1)%	(26,140)	(10.6)%

Total Operating Loss	$(66,044)	(10.9)%	$(76,363)	(9.8)%

(a)	Operating loss includes charges related to streamlining initiatives and brand-exiting activities and goodwill impairment. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information - Segment Reporting” for further information.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(All amounts in thousands, except per common share data)
(Unaudited)
The following tables provide reconciliations of (i) Loss from Continuing Operations Attributable to Liz Claiborne, Inc. to Loss from Continuing Operations Attributable to Liz Claiborne, Inc. Excluding Streamlining Initiatives and Brand-Exiting Activities and Goodwill Impairment and (ii) Operating Loss to Loss from Continuing Operations Attributable to Liz Claiborne, Inc. Excluding Streamlining Initiatives and Brand-Exiting Activities and Goodwill Impairment.

	Three Months Ended
	April 3, 2010	April 4, 2009
	(13 Weeks)	(13 Weeks)
Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(63,029)	$(85,223)
Streamlining initiatives and brand-exiting activities (a)	14,094	32,538
Goodwill impairment	—	1,898
Benefit for income taxes	13,009	17,376

Loss from Continuing Operations Attributable to Liz Claiborne, Inc. Excluding Streamlining Initiatives and Brand-Exiting Activities and Goodwill Impairment	$(35,926)	$(33,411)

Operating Loss	$(66,044)	$(76,363)
Streamlining initiatives and brand-exiting activities (a)	14,094	32,538
Goodwill impairment	—	1,898

Operating Loss Excluding Streamlining Initiatives and Brand-Exiting Activities and Goodwill Impairment	(51,950)	(41,927)
Interest expense, net	(15,452)	(13,882)
Other income, net	19,793	5,913
Net loss attributable to the noncontrolling interest	(258)	(369)
Benefit for income taxes	(11,425)	(16,116)

Loss from Continuing Operations Attributable to Liz Claiborne, Inc. Excluding Streamlining Initiatives and Brand-Exiting Activities and Goodwill Impairment	$(35,926)	$(33,411)

Basic and Diluted Earnings per Common Share from Continuing Operations Attributable to Liz Claiborne, Inc. Excluding Streamlining Initiatives and Brand-Exiting Activities and Goodwill Impairment (b)	$(0.38)	$(0.36)

(a)	During the three months ended April 3, 2010 and April 4, 2009, the Company recorded expenses related to its streamlining initiatives and brand-exiting activities as follows:

	Three Months Ended
	April 3, 2010	April 4, 2009
	(13 Weeks)	(13 Weeks)
Payroll, lease terminations, asset write-downs and other costs	$13,600	$33,341
Store closure and other brand-exiting activities	494	(803)

	$14,094	$32,538

(b)
As the Company incurred a loss from continuing operations excluding streamlining initiatives and brand-exiting activities and goodwill impairment for the three months ended April 3, 2010 and April 4, 2009, all potentially dilutive shares are antidilutive. As such, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
The following tables provide a reconciliation of Operating Loss to Adjusted Operating Loss, which excludes Streamlining Initiatives and Brand-Exiting Activities and Goodwill Impairment.

	Three Months Ended
	April 3, 2010 (13 Weeks)
	Domestic-Based	International-Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$242,861	$181,162	$184,455	$608,478

Operating Loss:
As Reported	$(9,973)	$(29,463)	$(26,608)	$(66,044)
Streamlining Initiatives and Brand-Exiting Activities	4,888	1,519	7,687	14,094

Adjusted Operating Loss	$(5,085)	$(27,944)	$(18,921)	$(51,950)

% of Net Sales	(2.1)%	(15.4)%	(10.3)%	(8.5)%

	Three Months Ended
	April 4, 2009 (13 Weeks)
	Domestic-Based	International-Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$259,536	$208,541	$307,224	$775,301

Operating Loss:
As Reported	$(21,163)	$(17,191)	$(38,009)	$(76,363)
Streamlining Initiatives and Brand-Exiting Activities	10,289	3,826	18,423	32,538
Goodwill Impairment	—	—	1,898	1,898

Adjusted Operating Loss	$(10,874)	$(13,365)	$(17,688)	$(41,927)

% of Net Sales	(4.2)%	(6.4)%	(5.8)%	(5.4)%

LIZ CLAIBORNE INC.
AVAILABILITY UNDER REVOLVING CREDIT FACILITY
(In thousands)
(Unaudited)

April 3, 2010
Total Revolving Credit Facility Size (a)	$600,000

Borrowing Base (a)	$310,083
Outstanding Borrowings	30,306
Letters of Credit Issued	31,594

Available Capacity	$248,183

(a)
Availability under the prior revolving credit facility was the lesser of $600 million or a borrowing base comprised primarily of eligible accounts receivable and inventory. Availability under the current amended and restated revolving credit facility is the lesser of $350 million or a borrowing base comprised primarily of eligible accounts receivable and inventory.